Sept. 9, 2024

For Release:    Immediately
Refer to:    Jordan Bishop; jordan.bishop@lilly.com; (317) 473-5712 (Media) Joe Fletcher; jfletcher@lilly.com; (317) 296-2884 (Investors)

Lilly appoints Lucas Montarce as executive vice president and chief financial officer

INDIANAPOLIS, Sept. 9, 2024 – Eli Lilly and Company (NYSE: LLY) today announced the appointment of Lucas Montarce as executive vice president and chief financial officer (CFO) and member of the company’s Executive Committee, effective immediately.

Since joining Lilly in 2001, Montarce has held a range of finance leadership roles, including serving as group vice president, corporate controller and chief financial officer of Lilly Research Laboratories; vice president, finance and chief financial officer of Lilly International; and vice president, finance and global chief financial officer of Elanco Health. He most recently served in the role of Lilly president and general manager for the Spain, Portugal and Greece hub. Montarce holds a bachelor’s degree in business accounting from Catholic University (Argentina) and a master’s degree in business administration from the Center for Macroeconomic Studies of Argentina (CEMA).
“We are excited to announce Lucas as Lilly’s next CFO, following a competitive search across health care, tech and general industries,” said David A. Ricks, chair and CEO. “Developing leadership talent has always been a strength for Lilly, and Lucas has thrived in a wide variety of roles of increasing scope and impact. Having worked directly with Lucas for more than a decade, I am highly confident he has the drive, curiosity and integrity to excel as our next CFO.”
“I am committed to building on our strong financial foundation and helping drive continued success as we expand our global footprint and deliver long-term value to our stakeholders,” said Montarce. “I am honored to step into this role during such a significant time in our company’s history and look forward to working alongside the executive team and my talented Lilly finance colleagues.”

About Lilly

Lilly is a medicine company turning science into healing to make life better for people around the world. We’ve been pioneering life-changing discoveries for nearly 150 years, and today our medicines help more than 51 million people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world's most significant health challenges: redefining diabetes care; treating obesity and curtailing its most devastating long-term effects; advancing the fight against Alzheimer's disease; providing solutions to some of the most debilitating immune system disorders; and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we’re motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/news, or follow us on Facebook, Instagram and LinkedIn. C-LLY

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995), including about Lilly’s leadership and the company’s strategic plans, reflecting Lilly’s current beliefs and expectations. However, there can be no assurances of achieved objectives or strategy execution as planned. For further discussion of risks and uncertainties relevant to Lilly’s business that could cause actual results to differ from Lilly’s expectations, see Lilly’s Form 10-K and Form 10-Q filings with the United States Securities and Exchange Commission. Except as required by law, Lilly undertakes no duty to update forward-looking statements to reflect events after the date of this release.

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